Exhibit 99.1

Absci Reports Third Quarter 2022 Financial Results
Milestone achievement and progress continues in previously announced Merck collaboration
Further strengthened executive leadership and Board of Directors
VANCOUVER, Wash. and NEW YORK, November 9, 2022 – Absci Corporation (Nasdaq: ABSI), a generative AI drug creation company, today reported financial and operating results for the quarter ended September 30, 2022.
"Absci delivered a strong quarter of successful execution in partnered programs, technical breakthroughs, and continued strengthening of our organization," said Sean McClain, Founder and CEO. "During this past quarter, we demonstrated the powerful capabilities of our Integrated Drug Creation™ platform by leveraging generative AI for innovative antibody optimization as provided in detail in our preprint manuscript recently released on bioRxiv, further solidifying Absci's leadership position in AI drug creation. The preprint manuscript detailing these findings generated high academic engagement and significant industry interest. Further, we welcomed Dr. Andreas Busch to Absci as Chief Innovation Officer, bringing world-class R&D expertise to our executive leadership team, and continuing our momentum toward Absci's next phase of growth."
Recent Highlights
•Milestone achievement and continued progress in previously announced collaboration with Merck (NYSE: MRK) involving Absci's non-standard amino acid (nsAA) technology.
•Preprint manuscript released on bioRxiv demonstrating the capability of Absci's Integrated Drug Creation™ platform to rapidly simultaneously optimize multiple parameters important to drug development (i.e., affinity and "naturalness") of antibodies in silico using generative AI. Successfully applied, Absci's Integrated Drug Creation™ platform will accelerate drug development timelines and decrease attrition in early R&D.
•Continued to strengthen executive leadership team, appointing veteran pharma executive Andreas Busch, PhD as Chief Innovation Officer. Over his career, including tenures leading R&D at Bayer and Shire, he successfully led 10 commercial drugs from bench to FDA approval, with more in current late-stage clinical development.
•Appointed Dan Rabinovitsj, a senior executive at Meta (Nasdaq: META), the parent company of Facebook, to Absci's Board of Directors. With the continued convergence of technology and biotech, he brings valuable expertise in scaling innovative technology companies.

Exhibit 99.1
•Absci exceeded annual guidance of at least eight new Active Programs for 2022 with ten Active Programs for drug discovery activities signed year-to-date, bringing the total current number of Active Programs to 17.
Third Quarter 2022 Financial Results
Cash, cash equivalents, and short-term investments as of September 30, 2022 was $181.3 million, compared to $206.0 million as of June 30, 2022. We used $19.0 million of cash for operating activities in the third quarter of 2022.
Total Revenue was $2.4 million for the third quarter of 2022, as compared to $1.5 million for the third quarter of 2021. This increase was primarily driven by the progress and milestone achievement associated with our Merck collaboration utilizing our nsAA technology.
Research and development expenses were $15.5 million for the third quarter of 2022, as compared to $10.7 million for the third quarter of 2021. This increase was primarily driven by growth in our team and related personnel costs, increased lab operation costs, and additional investments in platform expansion, including data initiatives and AI capabilities.
Selling, general, and administrative expenses were $11.4 million for the third quarter of 2022, as compared to $9.7 million for the third quarter of 2021. This increase was primarily due to increased personnel and other administrative costs.
Total operating expenses in the third quarter of 2022 also included $2.7 million of non-recurring severance-related charges.
2022 Outlook
With the company's continued strategic prioritization and focus on cost-saving opportunities, Absci expects a net decrease in cash and cash equivalents, short-term investments and restricted cash of approximately $105 million for 2022, compared to our prior expectation of $110 million. This includes one-time, time-based disbursements totaling $10.5 million from restricted cash associated with the Denovium and Totient acquisitions that were paid in the first half of 2022.
Absci continues to focus its investments and operations on strategic initiatives and near-term inflection points, providing cash and cash equivalents and short-term investments into late 2025, consistent with previous disclosures.
About Absci
Absci is the drug and target discovery company harnessing deep learning AI and synthetic biology to expand the therapeutic potential of proteins. We built our Integrated Drug Creation™ platform to identify novel drug targets, discover optimal biotherapeutic candidates, and generate the cell lines to manufacture them in a single efficient process. Biotech and pharma innovators partner with us to create the next

Exhibit 99.1
generation of protein-based drugs, including those that may be impossible to make with other technologies. Our goal is to enable the development of better medicines by Translating Ideas into Drugs™. For more information visit www.absci.com and follow us on social media: Twitter: @Abscibio, LinkedIn: @absci, and subscribe to our Absci YouTube channel.
Availability of Other Information About Absci
Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on Twitter, LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Exhibit 99.1
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations regarding business operations, financial performance and results of operations, including our expectations and guidance regarding cash and cash equivalents, short-term investments and restricted cash, our projected cash usage, needs and runway, our expectations for the count of new Active Programs, technology development efforts and the application of those efforts, including acceleration of drug development timelines, advancements toward in silico drug design, drug discovery and development activities, internal research and publication efforts, and research and technology development collaboration efforts, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
investors@absci.com
Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except for share and per share data)	2022	2021	2022	2021
Revenues
Technology development revenue	$2,004	$1,390	$3,094	$2,922
Collaboration revenue	365	149	1,096	408
Total revenues	2,369	1,539	4,190	3,330
Operating expenses
Research and development	15,525	10,730	47,593	28,820
Selling, general and administrative	11,407	9,733	32,803	19,597
Depreciation and amortization	3,404	2,218	9,451	3,895
Total operating expenses	30,336	22,681	89,847	52,312
Operating loss	(27,967)	(21,142)	(85,657)	(48,982)
Other income (expense)
Interest expense	(279)	(768)	(685)	(3,232)
Other income (expense), net	675	(3,427)	948	(31,377)
Total other income (expense), net	396	(4,195)	263	(34,609)
Loss before income taxes	(27,571)	(25,337)	(85,394)	(83,591)
Income tax (expense) benefit	312	1,703	(39)	7,797
Net loss	(27,259)	(23,634)	(85,433)	(75,794)
Cumulative undeclared preferred stock dividends	—	(242)	—	(2,284)
Net loss applicable to common stockholders	$(27,259)	$(23,876)	$(85,433)	$(78,078)

Net loss per share attributable to common stockholders: Basic and diluted	$(0.30)	$(0.33)	$(0.94)	$(2.16)

Weighted-average common shares outstanding: Basic and diluted	91,105,265	73,291,288	90,686,517	36,177,105

Exhibit 99.1
Absci Corporation
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(In thousands, except for share and per share data)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$107,324	$252,569
Restricted cash	15,020	10,513
Short-term investments	73,988	—
Receivables under development arrangements, net	210	1,425
Prepaid expenses and other current assets	4,839	8,572
Total current assets	201,381	273,079
Operating lease right-of-use assets	5,597	6,538
Property and equipment, net	55,466	52,114
Intangibles, net	52,465	54,992
Goodwill	21,335	21,335
Restricted cash, long-term	1,852	16,844
Other long-term assets	1,291	1,293
TOTAL ASSETS	$339,387	$426,195
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,858	$8,385
Accrued expenses	20,981	17,434
Long-term debt, current	2,354	2,400
Operating lease obligations	1,643	1,502
Financing lease obligations	2,513	2,785
Deferred revenue	679	1,353
Total current liabilities	30,028	33,859
Long-term debt - net of current portion	6,517	1,124
Operating lease obligations - net of current portion	7,848	8,969
Finance lease obligations - net of current portion	1,263	3,231
Deferred tax, net	756	743
Other long-term liabilities	33	12,162
TOTAL LIABILITIES	46,445	60,088
Commitments (See Note 8)
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	9	9
Additional paid-in capital	569,365	557,136
Accumulated deficit	(276,458)	(191,025)
Accumulated other comprehensive income (loss)	26	(13)
TOTAL STOCKHOLDERS' EQUITY	292,942	366,107
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$339,387	$426,195